Exhibit 99.1

Our Assets

Our primary operating assets consist of:

Facility	Location	Year Acquired	Total Sales Volume for the Nine Months Ended September 30, 2025 (in Barrels per Day)	Products
Calumet Packaging	Louisiana	2012	1,343	Specialty products including premium industrial and consumer synthetic lubricants, fuels and solvents
Royal Purple	Texas	2012	342	Specialty products including premium consumer synthetic lubricants
Missouri	Missouri	2012	182	Specialty products including polyol ester-based synthetic lubricants
Karns City	Pennsylvania	2008	1,750	Specialty white mineral oils, solvents, petrolatums, gelled hydrocarbons, cable fillers and natural petroleum sulfonates
Dickinson	Texas	2008	684	Specialty white mineral oils, compressor lubricants and natural petroleum sulfonates
Cotton Valley	Louisiana	1995	5,241	Specialty solvents used principally in the manufacture of paints, cleaners, automotive products and drilling fluids
Princeton	Louisiana	1990	5,290	Specialty lubricating oils, including process oils, base oils, transformer oils, refrigeration oils and asphalt
Shreveport	Louisiana	2001	43,001	Specialty lubricating oils and waxes, gasoline, diesel, jet fuel and asphalt
Montana Refining	Montana	2012	14,232	Specialty asphalt, gasoline, diesel and jet fuel
Montana Renewables	Montana	2021	11,062	Renewable diesel, sustainable aviation fuel, renewable hydrogen, renewable natural gas, renewable propane and renewable naphtha

Storage, Distribution and Logistics Assets. We own and operate a product terminal in Burnham, Illinois with aggregate storage capacities of approximately 150,000 barrels. The Burnham terminal, as well as additional owned and leased facilities throughout the U.S., facilitate the distribution of products in the Upper Midwest, West Coast and Mid-Continent regions of the U.S. and Canada.

We also use approximately 2,300 leased railcars primarily to receive and ship crude oil and distribute our specialty and fuel products throughout the U.S. and Canada. In addition, we use approximately 350 leased railcars to source renewable feedstocks and distribute renewable fuels products into the western half of North America. In total, we have approximately 7.0 million barrels of aggregate storage capacity at our facilities and leased storage locations.

Montana Renewables. At our Montana Renewables facility, we process a variety of geographically advantaged renewable feedstocks into renewable diesel, sustainable aviation fuel, renewable hydrogen, renewable natural gas, renewable propane, and renewable naphtha. These renewable fuels are distributed into renewable markets in the western half of North America. Montana Renewables, which holds the portion of the Great Falls refinery that has been converted into a renewable fuels production facility, will be an unrestricted subsidiary for purposes of the indenture governing the notes, and as a result, it will not provide a guarantee of the notes, nor will it be subject to any of the restrictive covenants in the indenture governing the notes. Please read “Risk Factors — Risks Related to the Notes — Unrestricted subsidiaries will not be subject to the covenants in the indenture governing the notes.”

Business Strategies

Our management team is dedicated to improving our operations by executing the following strategies:

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Enhance Profitability of Our Existing Assets. We focus on identifying opportunities to improve our asset base, deepening our competitive advantages, and increasing our throughput, profitability, and cash flows. Over the course of the first three quarters of 2025, we have reduced costs by $60.0 million. While reducing costs we have also benefited from improved operational reliability due to previous investments in the hardening of our asset base. As a result, our Specialty Products and Solutions segment has been able to report record production levels for the nine months ended September 30, 2025.

We have also streamlined the operations at our Montana Renewables facility and are planning an expansion project at the facility. As part of this project design, in 2022 we converted the historical Great Falls refinery into two independent facilities: Calumet Montana Refining (“CMR”), a 15,000 bpd specialty asphalt facility; and Montana Renewables, a 15,000 bpd renewable fuels production facility. We expanded our Montana Renewables facility in 2023, as we successfully commissioned a renewable hydrogen plant, a feedstock pre-treatment unit, and a sustainable aviation fuel (SAF) unit, making Montana Renewables one of the largest sustainable aviation fuels producers in the western hemisphere in 2024. Our next step in completing the MaxSAFTM 150 expansion is expected to deliver 120 to 150 million gallons of annualized SAF production by the second quarter of 2026. We have previously announced an attractive return on investment project at an expected cost of $20.0 to $30.0 million.

In 2024 and 2025, we continued our efforts to upgrade infrastructure at our Shreveport facility, which included projects to harden the existing assets to withstand severe weather events such as hurricanes and winter freezes. In addition to this, we installed a new pipeline connection at our Shreveport location that will provide the facility additional flexibility and access to more advantageous crude supply. Prior to 2024, we made investments in a polymerized modified asphalt unit at our Great Falls Specialty Asphalt facility (part of CMR) in 2022, additional wax blending assets at our Calumet Paralogics, LLC (“Paralogics”) facility in 2021, and the addition of storage capacity to increase sales of our most profitable solvents at our Cotton Valley facility in 2021. In addition, we have undertaken various small expansion and optimization projects in our Performance Brands segment over the past four years, including a new packaging line for 1.0 gallon cans of TruFuel to support growth, a new 2.1 gallon pail TruFuel line to meet the market demand for larger package sizes, and a new quart line in Porter, Texas to recognize efficiencies in packaging Bel-Ray products. We intend to continue increasing the profitability of our existing asset base through various low capital requirement measures which may include investments targeting more efficient logistics, improving the product mix of our processing units, and reducing costs through operational modernizations.

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Concentrate on Positive, Growing Cash Flows and Debt Reduction. We intend to continue to focus on operating assets and businesses that generate positive and growing cash flows for debt reduction. As of September 30, 2025 and December 31, 2025, we had total intercompany indebtedness of $394.8 million and $392.9 million, respectively. During the first three quarters of 2025, we reduced Restricted Group indebtedness related to our asset terminal financing arrangement by approximately $140.0 million. During the fourth quarter of 2025 we continued that trend and reduced Restricted Group indebtedness by an additional $80.0 million for a total reduction of $220.0 million in indebtedness over the course of 2025. This debt reduction was the result of successful strategic activity and operational performance. During 2025, we monetized our Royal Purple Industrial business and successfully closed the initial tranche of the DOE Loan for our Montana Renewables project. We also delivered strong performance in our key segments during 2024. Approximately 81.9% of our continuing operations gross profit in 2024 was generated by our Specialty Products and Solutions segment, which is characterized by stable customer relationships due to our customers’ requirements for the specialized products we provide. In addition, we manage our exposure to crude oil price fluctuations in this segment by passing on incremental feedstock costs to our specialty products customers. In our Performance Brands segment, which accounted for approximately 41.3% of our continuing operations gross profit in 2024, we blend, package and market high performance products through our Royal Purple, Bel-Ray, and TruFuel brands. Our fast-growing portfolio of high-performance brands is characterized by strong customer loyalty and stable cash flows. In our Montana/Renewables segment, which accounted for approximately (23.2)% of our continuing operations gross profit in 2024, we expect growth in cash flows as a result of market recovery and higher throughput. Historically, renewable diesel margins have been both significantly higher and more stable than fuel margins, but 2024 was a trough condition.

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Develop and Expand Our Customer Relationships. Due to the specialized nature of certain of our products, the high cost of replacement and the long lead-time associated with the development and production of many of our specialty products, our customers are incentivized to continue their relationships with us. We believe that we offer a more diversified product slate to our customers than competitors do, and we also offer more technical support and bespoke services. In fiscal year 2024, we sold a range of over 1,900 specialty and fuels products to approximately 2,400 customers. We intend to continue to assist our existing customers in their efforts to expand their product offerings, as well as marketing specialty product formulations and services to new customers. By continuing to service our long-term relationships with our broad base of existing customers and by constantly targeting solutions for new customers, we seek to limit our dependence on any one portion of our customer base.

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Disciplined Approach to Strategic and Complementary Acquisitions. We do not expect to focus on large acquisitions in the near term. However, should the right opportunity develop, our senior management team is prepared to consider acquiring low-risk assets where we can enhance operations and improve profitability and product lines that will complement and expand our specialty product offerings. For example, in March 2020, we acquired Paralogics, a producer of candle and industrial wax blends, which expanded our presence in the specialty wax blending and packaging market while adding new capabilities into our existing wax value chain. In the future, we intend to continue pursuing prudent, accretive acquisitions that will deepen our long-term competitive advantages. We intend to reduce our leverage over time and maintain a capital structure that facilitates competitive access to the capital markets.

Proposed Replacement Credit Facility

We are currently in the process of entering into a replacement for our Credit Agreement (the “Replacement Credit Facility”). The Replacement Credit Facility is expected to be led by Bank of America, N.A., as agent for a group of lenders, and to be effected by an amendment to the Credit Agreement. The Replacement Credit Facility is expected to provide up to $500.0 million of financing, subject to borrowing base limitations. The covenants and other terms in the Replacement Credit Facility are subject to pending negotiation.

This offering is not conditioned on our entry into the Replacement Credit Facility, and we cannot assure you that we will enter into the Replacement Credit Facility on the terms described in this offering memorandum or at all.

Other Information

The Company expects to provide $100 million in Company-wide cost reductions in 2025, which is expected to include approximately $61 million in operating cost reductions as of September 30, 2025, between $15 million and $20 million of crude logistics cost reduction and enhanced feedstock flexibility and between $15 million and $20 million of year-over-year capital expenditures reduction. The Company’s estimated total recourse debt as of December 31, 2025 was approximately $1.453 billion. As of December 31, 2025, the Company had $127.0 million of unrestricted cash and cash equivalents. As of September 30, 2025 and December 31, 2025, the Restricted Group had $8.6 million and $10.0 million, respectively, of cash and cash equivalents. As of December 31, 2025, the Company had $80.0 million of restricted cash. As of December 31, 2025, the Company had $242.5 million in availability under our revolving credit facility based on an approximate $412.3 million borrowing base, $75.2 million in outstanding standby letters of credit and $94.6 million in outstanding borrowings.

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